Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Neogen names Lilly VP of international business

LANSING, Mich., Jan. 9, 2019 — Neogen Corporation (NASDAQ: NEOG) announced today that it has promoted Dr. Jason Lilly to the newly created position of vice president of international business. Lilly joined Neogen in 2005, and has spent the past eight years as Neogen’s vice president of corporate development.

In his new role, Lilly will be responsible for maximizing the revenues and profits for Neogen’s operations outside of the United States and Canada. Under Lilly’s leadership of the corporate development group Neogen completed 20 acquisitions — including many international operations that are now his responsibility.

“With his wealth of experience gained in performing extensive due diligence and integration on most of our international operations, as well as investigating countless other acquisition candidates, Jason is uniquely well qualified to take over our international business,” said John Adent, Neogen’s chief executive officer and president. “As we’ve said repeatedly, we firmly believe that tremendous opportunities exist for Neogen outside of the United States and Canada. Having Jason in place with the daily responsibility of realizing those opportunities will enhance our ability to grow our international business beyond the current 40% of total revenues.”

Since June 2018, Neogen has recorded sales into 146 countries through a combination of direct sales, and an extensive network of distributor partnerships. Outside of the United States and Canada, the company operates facilities in Mexico, Brazil, Scotland, England, India, China, and Australia.

Lilly will be based at Neogen’s corporate headquarters in Lansing, Mich., and will report directly to CEO John Adent. The company has initiated a candidate search to replace Lilly in its corporate development group.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

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